Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	December 21, 2020	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609

Re:          First Citizens BancShares, Inc. – Registration Statement on Form S-4
(File No 333-250131)

Ladies and Gentlemen:

We have acted as counsel for First Citizens BancShares, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-250131 (as amended or supplemented, the “Registration Statement”), initially filed on November 16, 2020, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration under the Act of up to (i) 6,497,817 shares of the Class A common stock, par value $1.00 per share, of the Company (the “Common Stock”), (ii) 325,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, of the Company (the “Series B Preferred Stock”), and (iii) 8,000,000 shares of 5.625% Non-Cumulative Perpetual Preferred Stock Series C, par value $0.01 per share, of the Company (the “Series C Preferred Stock,” and together with the Series B Preferred Stock, the “Preferred Stock,” and together with the Common Stock and the Series B Preferred Stock, the “Securities”), in each case to be issued pursuant to the Agreement and Plan of Merger, dated October 15, 2020 (the “Merger Agreement”), by and among the Company, First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and a direct, wholly-owned subsidiary of the Company, FC Merger Subsidiary IX, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of First-Citizens Bank & Trust Company, and CIT Group Inc., a Delaware corporation.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

 We have examined the Registration Statement, the Merger Agreement, the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, and such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

First Citizens BancShares, Inc.
December 21, 2020

Based upon and subject to the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that:

(1)
When (i) the Registration Statement has become effective under the Act, (ii) the Common Stock has been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, and (iii) upon either (A) the countersigning of the certificates representing the Common Stock by a duly authorized signatory of the registrar for the Common Stock or (B) the book entry of the Common Stock by the transfer agent for the Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

(2)
When (i) the Registration Statement has become effective under the Act, (ii) the Preferred Stock has been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, and (iii) upon either (A) the countersigning of the certificates representing the Preferred Stock by a duly authorized signatory of the registrar for the Preferred Stock or (B) the book entry of the Preferred Stock by the transfer agent for the Preferred Stock, the Preferred Stock will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. Our opinions are limited to the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions expressed herein do not extend to compliance with federal and state securities laws relating to the offer or sale of the Securities, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Securities.

We hereby consent to the filing of this opinion letter in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinions are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our legal opinions expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.